SECURITIES AND EXCHANGE COMMISSION

             WASHINGTON, D.C. 20549

                   __________


                    FORM 8-K

                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE
         SECURITIES EXCHANGE ACT OF 1934




Date of report (Date of earliest event reported)      JANUARY 24, 1994
                                                  -------------------------


                            LIBERTE INVESTORS
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       (Exact Name of Registrant as Specified in Charter)


      MASSACHUSETTS                     1-6802               75-1328153
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(State or Other Jurisdiction          (Commission          (IRS Employer
    of Incorporation)                File Number)       Identification No.)


   1420 VICEROY DRIVE, DALLAS, TEXAS                              75235
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(Address of Principal Executive Offices)                        (Zip Code)


Registrant's telephone number, including area code     (214) 879-5497
                                                  -------------------------



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  (Former Name or Former Address, if Changed Since Last Report)


Item 3. Bankruptcy or Receivership

       On October 25, 1993, Liberte Investors (the "Trust") filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). The Trust is managing its business as a debtor-in-possession subject to Bankruptcy Court approval of any actions outside the ordinary course of business that the Trust may take.

       On November 2, 1993, the Trust filed with the Bankruptcy Court a disclosure statement (the "Disclosure Statement") and related Chapter 11 plan of reorganization (the "Original Plan"). The basis for the Original Plan is a joint proposal the Trust received in June 1993 from certain holders of its 10-1/2% Subordinated Notes due June 1, 1993 (the "Subordinated Notes") and its shares of beneficial interest (the "Shares of Beneficial Interest"). The Original Plan provides for the transfer of most of the Trust's assets to a subsidiary ("Newco") and the distribution of all Newco's common stock to the holders of Subordinated Notes in full satisfaction of the Trust's obligations in respect thereof. Newco would assume all of the Trust's obligations to its senior lenders on restructured terms. The senior loans would be secured by substantially all of the assets transferred to Newco. The restructured company (the "Reorganized Trust") would emerge as an essentially debt-free entity and its assets would be released from the senior lenders' existing liens. The shares of the Reorganized Trust would continue to be owned by the existing holders of the Shares of Beneficial Interest. As of February 4, 1994, there were 12,423,208 Shares of Beneficial Interest issued and outstanding, with no such shares reserved for future issuance in respect of claims and interests filed and allowed under the Plan. In addition, Newco would issue 300,000 shares of preferred stock to the Reorganized Trust in exchange for $300,000.

       The Disclosure Statement was approved by the Bankruptcy Court on December 16, 1993 and was subsequently circulated to all holders of the Trust's senior indebtedness, Subordinated Notes and Shares of Beneficial Interest, together with ballots to accept or reject the Original Plan. The Trust obtained the requisite consents to the Original Plan in January 1994, and on January 24, 1994, the Bankruptcy Court entered an order confirming the Original Plan, as modified by the Modification dated January 19, 1994 (as so modified, the "Plan"). The Plan is substantially the same as the Original Plan except that (i) the interest rate on the senior loan to Newco was increased, (ii) the average maturity of such loan was reduced and (iii) the Reorganized Trust will receive $6 million principal amount of such senior loan in lieu of $6 million of cash that it was to have retained under the Original Plan. The period during which an interested party may appeal the order confirming the Plan has expired, and no interested party has filed a notice of appeal thereof. Consummation of the Plan is subject to the satisfaction of certain conditions, some of which are outside the Trust's control.

       As currently modified, the Plan contemplates that the Trust will transfer a portion of its mortgage loans and all of its foreclosed real estate to a wholly-owned subsidiary. The Trust intends to seek Bankruptcy Court approval to modify the Plan to permit the Reorganized Trust to retain the assets that would otherwise be transferred to this subsidiary. On the basis of information available to it at this time, the Trust anticipates that this modification of the Plan will be approved and that the Plan as so modified will be consummated before the end of March 1994.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (c)   Exhibits

               99.1 First Amended Plan of Reorganization of the Registrant1 dated December 14, 1993.
               99.2 Modification of the First Amended Plan of Reorganization dated January 19, 1994.


                                    SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         LIBERTE INVESTORS

                                         By  /s/ Robert Ted Enloe III
Date:  February 9, 1994                     _________________________
                                            Robert Ted Enloe III
                                            President


                                   EXHIBIT INDEX

Exhibit No.         Description
- -----------         -----------

  99.1 First Amended Plan of Reorganization of the Registrant dated December 14, 1993.
  99.2 Modification of the First Amended Plan of Reorganization dated January 19, 1994.